UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Fauquier Bankshares, Inc.

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April 23, 2009
Dear Shareholders,
I am informing you today that a proxy fight we hoped to avoid at our May 19th annual meeting is now unavoidable.
C. Hunton Tiffany and David van Roijen, a resident of Albermarle County, intend to stand for election as directors and will be nominated by William E. Sudduth to contest the slate proposed by the Board in our 2009 proxy statement. They and others have initiated this process that will likely result in you receiving a different proxy and a request to vote for their proposed candidates. Your Board of Directors does not endorse the nominations to be presented by our opponents, and urges you to vote the WHITE proxy card only and to discard any other proxy card you may receive.
Although Mr. Tiffany and his supporters represent that the purpose of this action is to improve bank performance, their real goal is to position The Fauquier Bank for sale. Selling to a larger organization would change the entire nature of the bank from top to bottom. The bank’s board of directors would no longer be made up of local business people who know and care about promoting the interests of the communities in which the bank serves.
Don’t be fooled by their proxy materials. As many of you are aware through direct communication with Mr. Tiffany over the past 12-18 months, he is simply wrong about the performance of the bank. We strongly urge you to focus on all the facts regarding the performance of our bank and particularly how we managed in an extremely difficult economy.
The Fauquier Bank is a strong, locally owned independent community bank that offers many benefits to our region. We see great opportunity for growth, and believe that remaining independent will deliver the best value to you over time. The short-term interest of Mr. Tiffany and his supporters is contrary to our belief that The Fauquier Bank is a solid, long-term investment. We continue to run a strong well-managed bank, taking exceptional care of customers in our community and our shareholders by paying a growing dividend for many years.
Your vote in favor of the slate of directors included in our proxy is important. It is a vote for the continuation of a strong community bank in our region that offers an alternative to the large multi-state banks that have recently brought so much uncertainty to our economy.
Whether you expect to attend the Annual Meeting or not, we urge you to vote and submit your “WHITE” proxy by telephone, the Internet or mail as promptly as possible to ensure the presence of a quorum for this important meeting. If you value the fact that the Fauquier Bank is a true community bank serving you day in and day out, and would like to see it remain so, it is of the utmost importance for you to vote the WHITE proxy card and support your Board and Management.
As always, I am happy to answer any questions you may have about your investment in Fauquier Bankshares.
Sincerely,

Randy K. Ferrell
President & CEO	(please see reverse side)
Ten Courthouse Square 20186     •     Post Office Box 561     •     Warrenton, Virginia 20188
phone: 540-347-2700     •     metro: 703-366-1600     •     fauquierbank.com

Solicitation
On April 20, 2009, Fauquier Bankshares, Inc. (the “Company”) filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) and mailed it to the Company’s shareholders. WE URGE SHAREHOLDERS AND INVESTORS TO READ THE PROXY STATEMENT ALONG WITH OUR ANNUAL REPORT ON FORM 10-K AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY HAS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the proxy statement and other related documents filed by the Company at the SEC’s website at www.sec.gov. The Company’s proxy statement and other related documents may also be obtained by contacting the Company’s Secretary at Fauquier Bankshares, Inc., 10 Courthouse Square, Warrenton, Virginia 20186.
LISTING OF PERSONS WHO MAY BE DEEMED “PARTICIPANTS” IN THE SOLICITATION AND CERTAIN INFORMATION CONCERNING SUCH PERSONS IS SET FORTH IN THE COMPANY’S DEFINITIVE PROXY STATEMENT FILED WITH THE SEC ON April 20, 2009, WHICH MAY BE OBTAINED THROUGH THE WEBSITE MAINTAINED BY THE SEC AT www.sec.gov.
Forward-Looking Statements
In addition to historical information, this letter contains forward-looking statements that are based upon the Company’s estimates and expectations concerning future events and are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. We caution that such statements are subject to a number of uncertainties and actual results could differ materially and therefore you should not place undue reliance on any forward-looking statements we make. We may not update any forward-looking statements we make today for future events or developments. Information about risks and uncertainties are described in our filings with the SEC, which are available on the SEC’s website and our website and may be obtained by contacting the Secretary of the Company.